Promissory Note

February 25th, 2008

For Value Received, the undersigned, China Organic Agriculture, Inc, a Florida Corporation (hereafter referred to as "Borrower"), hereby promise to pay to Xi Rong Xu, an individual shareholder (hereafter referred to as "Holder") the principle amount of six million two hundred sixteen thousand and 00/100 Dollar ($6,216,000.00), together with interest on the outstanding balance at the rate of four percent (4.00%) per annum, from the disbursement date until the entire balance of principle has been paid in full, set at a term end of 5-years.

Borrower:
China Organic Agriculture, Inc
A Florida Corporation

By: 许长清
Chang Qing Xu, CEO